Exhibit (h)(12)

FRONTIER CAPITAL MANAGEMENT CO., LLC 99 Summer Street, Boston, MA 02110 tel 617-261-0777 frontiercap.com

October 20, 2025

Kristi Slavin, President

Brighthouse Investment Advisers, LLC

Re:	Subadvisory Fee Waiver Agreement

With reference to the Investment Subadvisory Agreement dated August 4, 2017 by and between Brighthouse Investment Advisers, LLC (the “Adviser”) and Frontier Capital Management Company, LLC (the “Subadviser”) with respect to Frontier Mid Cap Growth Portfolio (the “Portfolio”), a series of Brighthouse Funds Trust II, we hereby notify you as follows:

Pursuant to a letter dated January 1, 2025, the Subadviser agreed to waive its subadvisory fee for the Portfolio to the rate set forth below for the period from January 1, 2025 until April 30, 2026. This letter confirms that the Subadviser is agreeing to extend that fee waiver until April 30, 2027.

Percentage of average daily net assets of the Portfolio assets allocated to the Subadviser by the Adviser:

0.325% of the first $850 million of such assets plus

0.325% of such assets over $850 million

0.300% of such assets over $1.15 billion

Very truly yours,

/s/ Sarah J. Jankowski

Sarah J. Jankowski
Managing Partner, COO